Exhibit 99.1

Material Sciences Corporation
2200 East Pratt Blvd.
Elk Grove Village, IL 60007
847-439-2210

COMPANY CONTACT:	MEDIA CONTACT:

James M. Froisland	Katie Wood Znameroski
Senior Vice President, Chief Financial Officer,	Edelman
Chief Information Officer and Corporate Secretary	312-240-2827
847-718-8020

FOR IMMEDIATE RELEASE

WEDNESDAY, July 9, 2008

Material Sciences Announces First Quarter Fiscal 2009 Preliminary Results

•	First Quarter 2009 Net Sales Decreased 6 Percent

•	Awarded Seven New Quiet Steel® Brake Applications with Automotive Manufacturers in Europe

•	Received Commitments for Two New Quiet Steel and Coil Coating Applications from Appliance Manufacturers

•	Closed first Electrobrite® Program in a Commercial HVAC Application

•	Net Cash Provided By Operations of $4.4 million

ELK GROVE VILLAGE, IL, July 9, 2008 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated applications, today reported results for the first quarter of fiscal 2009, ended May 31, 2008.

Net sales for the first quarter of fiscal 2009 were $57.2 million, a decline of 5.8 percent from $60.7 million in the first quarter of fiscal 2008. The company recorded a loss from continuing operations of $1.9 million, or $0.14 per diluted common share, compared with a loss of $0.5 million, or $0.04 per diluted common share, in the prior year’s quarter.

“Continued deterioration in the automotive and building industries impacted demand for our products in the first quarter,” said Clifford D. Nastas, chief executive officer for Material Sciences. “We expect that the weakness in these sectors will continue through fiscal 2009, if not longer.”

“During the first quarter we continued to make progress in our effort to transform MSC into a more efficient and diversified global provider of acoustical and coated metal solutions. We closed seven new Quiet Steel programs with automotive manufacturers during a period in which few new vehicles are introduced. We also completed our first commercial sale of Electrobrite® to a heating and cooling manufacturer and began coil coating shipments to two new appliance plants,” Nastas said.

Results of Operations – First Quarter Sales, Gross Profit and Income

Sales of acoustical materials, which are primarily to automotive manufacturers, decreased 6.2 percent to $29.3 million in the first quarter of fiscal 2009 from $31.2 million in the previous period. While the Company launched many new acoustical programs in the prior year, the volume associated with these programs was not sufficient to offset the declines in automotive production by its largest North American-based customers.

Sales of coated materials, which are mainly to building product and automotive customers, decreased 5.3 percent to $27.9 million in the first quarter from $29.5 million in the first quarter of fiscal 2008. Growth in sales of building products, primarily due to increased sales volume of one of Material Sciences’ largest customers, partially countered declines in sales of appliance and gas tanks due to the weakness in the automotive and residential housing industries.

Lower sales, particularly the decrease in sales of higher-margin acoustical products, led to a reduction in gross profit in the first quarter of fiscal 2009. Gross profit was $6.8 million in the first quarter compared with $8.7 million in the prior period. Gross margin declined to 11.9 percent in the first quarter from 14.4 percent in the first quarter of fiscal 2008. Higher scrap sales and lower fixed costs were insufficient to negate the effect of lower sales on profit margins.

Selling, general and administrative expenses were $10.4 million in the first quarter compared with $10.3 million in the first quarter of fiscal 2008, mainly due to a $0.7 million charge for a superfund site that was partially offset by cost containment actions taken to reduce expenditures in the face of lower sales volume.

Material Sciences recorded a loss from operations for the first quarter of $1.9 million compared with a loss of $0.5 million in the first quarter of fiscal 2008. It recorded other income of $0.3 million versus $0.7 million in the comparable period, mainly due to higher income from foreign currency translation in the first quarter of last year.

Net cash provided by operations was $4.4 million for the first quarter of fiscal 2009, compared with $1.4 million in the comparable period. Capital expenditures were $1.6 million for the first quarter of fiscal 2009, compared with $1.8 million in the comparable period.

Conference Call

Material Sciences will host a conference call to review its first quarter fiscal 2009 results on Wednesday, July 9, 2008, at 9:00 a.m. CDT. Clifford D. Nastas, chief executive officer, and James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary, will discuss the company’s recent financial performance and respond to questions from the financial community.

The company invites interested investors to listen to the presentation, which will be carried live on the Internet at the company’s Web site: http://www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the Company’s significant customers; our ability to retain key personnel; overcapacity in the coil coating industry; shifts in the supply model for our products; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 29, 2008, filed with the Securities and Exchange Commission on May 29, 2008, and from time to time in other reports filed with the Securities and Exchange Commission.

Additional information about Material Sciences is available at www.matsci.com.

Material Sciences Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended May 31,
(In thousands, except per share data)	2008	2007
Net Sales	$57,165	$60,665
Cost of Sales	50,364	51,944

Gross Profit	6,801	8,721
Selling, General and Administrative Expenses	10,354	10,288

Loss from Operations	(3,553)	(1,567)

Other (Income) and Expense:
Interest (Income) Expense, Net	(74)	(82)
Equity in Results of Joint Venture	(81)	(56)
Other, Net	(136)	(517)

Total Other Income, Net	(291)	(655)

Loss from Continuing Operations Before
Benefit for Income Taxes	(3,262)	(912)
Benefit for Income Taxes	(1,336)	(367)

Loss from Continuing Operations	(1,926)	(545)

Net Loss	$(1,926)	$(545)

Basic Net Loss Per Share	$(0.14)	$(0.04)

Diluted Net Loss Per Share	$(0.14)	$(0.04)

Weighted Average Number of Common Shares Outstanding Used for Basic Net Loss Per Share	13,856	14,531
Dilutive Shares	—	—

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	13,856	14,531

Material Sciences Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	May 31, 2008	February 29, 2008
Assets:
Current Assets:
Cash and Cash Equivalents	$10,801	$7,913
Short Term Investment	4,132	6,933
Receivables	29,723	28,547
Income Taxes Receivable	3,013	3,316
Prepaid Expenses	1,747	744
Inventories	29,579	31,811
Deferred Income Taxes	1,527	3,754
Assets Held For Sale	3,882	3,882
Other Assets	175	180

Total Current Assets	84,579	87,080

Property, Plant and Equipment	215,250	213,842
Accumulated Depreciation and Amortization	(149,273)	(146,541)

Net Property, Plant and Equipment	65,977	67,301

Other Assets:
Investment in Joint Venture	3,308	3,094
Deferred Income Taxes	10,490	6,608
Other	345	232

Total Other Assets	14,143	9,934

Total Assets	$164,699	$164,315

Liabilities:
Current Liabilities:
Accounts Payable	$26,645	$22,513
Accrued Payroll Related Expenses	4,445	4,691
Accrued Expenses	7,575	7,403

Total Current Liabilities	38,665	34,607

Long-Term Liabilities:
Pension and Postretirement Liabilities	9,348	9,628
Other	5,721	4,948

Total Long-Term Liabilities	15,069	14,576

Commitments and Contingencies

Shareowners’ Equity:
Preferred Stock	—	—
Common Stock	381	381
Additional Paid-In Capital	79,582	79,491
Treasury Stock at Cost	(55,684)	(52,978)
Retained Earnings	86,346	88,272
Accumulated Other Comprehensive Income	340	(34)

Total Shareowners’ Equity	110,965	115,132

Total Liabilities and Shareowners’ Equity	$164,699	$164,315

Condensed Consolidated Statements of Cash Flows (Unaudited)

Material Sciences Corporation and Subsidiaries

	Three Months Ended May 31,
(In thousands)	2008	2007
Cash Flows From:
Operating Activities:
Net Income (Loss)	$(1,926)	$(545)
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Depreciation, Amortization and Accretion	2,680	2,911
Provision for Deferred Income Taxes	(1,705)	—
Compensatory Effect of Stock Plans	91	34
Foreign Currency Transaction Gain		(413)
Other, Net	(81)	(25)
Changes in Assets and Liabilities:
Receivables	(1,116)	16,718
Income Taxes Receivable	303	(474)
Prepaid Expenses	(1,001)	(647)
Inventories	2,295	(5,901)
Accounts Payable	4,540	(9,369)
Accrued Expenses	(112)	(460)
Other, Net	479	(398)

Net Cash Provided by Continuing Operations	4,447	1,431
Net Cash Provided by (Used in) Discontinued Operations	—	15

Net Cash Provided by Operating Activities	4,447	1,446

Investing Activities:
Capital Expenditures	(1,639)	(1,763)
Proceeds from Sale of Marketable Securities	2,800	—

Net Cash Used in Investing Activities	1,161	(1,763)

Financing Activities:
Purchases of Treasury Stock	(2,706)	(278)

Net Cash Provided by (Used in) Financing Activities	(2,706)	(278)

Effect of Exchange Rate Changes on Cash	(14)	11

Net Decrease in Cash	2,888	(584)
Cash and Cash Equivalents at Beginning of Period	7,913	11,667

Cash and Cash Equivalents at End of Period	$10,801	$11,083

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$461	$404

Supplemental Cash Flow Disclosures:
Interest Paid	$26	$61
Income Taxes Paid	8	319

The accompanying notes are an integral part of these condensed consolidated financial statements.